Item 27. Exhibit (d) i. 2.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

Massachusetts Mutual Life Insurance Company (Company) will make annuity payments, in accordance with the provisions of this Contract.

This Contract is issued by the Company at its Home Office, 1295 State Street, Springfield, Massachusetts 01111-0001, on the Issue Date. The Contract is issued in exchange for the payment of the initial Purchase Payment.

RIGHT TO EXAMINE CONTRACT: [The Contract Owner has the right to return this Contract. This Contract may be returned to the Company for any reason within ten (10) calendar days after its receipt by the Contract Owner. It may be returned by delivering or mailing it to the Company at its Annuity Service Center. When this Contract is received by the Company it will be voided as if it had never been in force. Upon its return, the Company will refund, within seven days, the Contract Value next computed after receipt of this Contract by the Company at its Annuity Service Center. This may be more or less than the Purchase Payment(s).]

THIS IS A LEGAL CONTRACT BETWEEN

THE CONTRACT OWNER AND THE COMPANY

READ YOUR CONTRACT CAREFULLY

SECRETARY	PRESIDENT

INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

WITH FLEXIBLE PURCHASE PAYMENTS

Nonparticipating

ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

TMLS	1	[09-01]

TABLE OF CONTENTS

CONTRACT SCHEDULE	4

DEFINITIONS	5

PURCHASE PAYMENT PROVISIONS	8
PURCHASE PAYMENTS	8
SUBSEQUENT PURCHASE PAYMENTS	8
ALLOCATION OF PURCHASE PAYMENTS	8

SEPARATE ACCOUNT PROVISIONS	8
THE SEPARATE ACCOUNT	8
VALUATION OF ASSETS	9
ACCUMULATION UNITS	9
ACCUMULATION UNIT VALUE	9
MORTALITY AND EXPENSE RISK CHARGE	10
ADMINISTRATIVE CHARGE	10
MORTALITY AND EXPENSE GUARANTEE	10

ANNUAL CONTRACT MAINTENANCE CHARGE	10
DEDUCTION FOR ANNUAL CONTRACT MAINTENANCE CHARGE	10

TRANSFER PROVISIONS	10
TRANSFERS DURING THE ACCUMULATION PERIOD	10
TRANSFERS DURING THE ANNUITY PERIOD	11

WITHDRAWAL PROVISIONS	12
WITHDRAWAL	12
CONTINGENT DEFERRED SALES CHARGE	12
WITHDRAWAL CHARGE	13

PROCEEDS PAYABLE ON DEATH	13
DEATH OF CONTRACT OWNER DURING THE ACCUMULATION PERIOD	13
DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD	13
DEATH BENEFIT PAYOUT OPTIONS DURING THE ACCUMULATION PERIOD	13
DEATH OF CONTRACT OWNER DURING THE ANNUITY PERIOD	14
DEATH OF ANNUITANT	14
PAYMENT OF DEATH BENEFIT	14
BENEFICIARY	15
CHANGE OF BENEFICIARY	15

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION	15

TMLS	2	[09-01]

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS	16
ANNUITANT	16
CONTRACT OWNER	16
JOINT CONTRACT OWNERS	16
ASSIGNMENT OF THE CONTRACT	16

GENERAL PROVISIONS	17
THE CONTRACT	17
CONTRACT CHANGES BY THE COMPANY	17
CONTRACT CHANGES BY THE CONTRACT OWNER	17
CONTRACT TERMINATION	18
INCONTESTABILITY	18
MISSTATEMENT OF AGE OR SEX	18
NON-BUSINESS DAYS	19
NON-PARTICIPATING	19
PROTECTION OF PROCEEDS	19
REGULATORY REQUIREMENTS	19
REPORTS	19
PREMIUM AND OTHER TAXES	19

ANNUITY PROVISIONS	20
ANNUITY GUIDELINES	20
ANNUITY PAYMENTS	20
FIXED ANNUITY	21
VARIABLE ANNUITY	21
ANNUITY UNITS AND PAYMENTS	21
ANNUITY UNIT VALUE	21
ANNUITY OPTIONS	22
Annuity Option A - Life Income	22
Annuity Option B - Life Income with Period Certain	22
Annuity Option C - Joint and Last Survivor Annuity	22
Annuity Option D - Joint and 2/3 Survivor Annuity	22
Annuity Option E - Period Certain Annuity	22

ANNUITY RATES	23
FIXED ANNUITY RATES	23
Fixed Annuity Rates Table 1	24
Fixed Annuity Rates Table 2	25
Fixed Annuity Rates Table 3	26
Fixed Annuity Rates Table 4	27
VARIABLE ANNUITY RATES	28
Variable Annuity Rates Table 5	29
Variable Annuity Rates Table 6	30
Variable Annuity Rates Table 7	31
Variable Annuity Rates Table 8	32

TMLS	3	[09-01]

INSERT SCHEDULE PAGES 4A+ HERE

TMLS	4	[09-01]

DEFINITIONS

ACCUMULATION PERIOD	The period during which Purchase Payments may be made.

ACCUMULATION UNIT	A unit of measure used to determine the value of the Contract Owner’s interest in a Sub-Account of the Separate Account during the Accumulation Period.

AGE	The age of any Contract Owner or Annuitant on his/her birthday nearest the date for which age is being determined.

ANNUITANT	The primary person upon whose life Annuity Payments are to be made. On or after the Annuity Date, the Annuitant shall also include any Joint Annuitant.

ANNUITY DATE	The date on which any Annuity Payments begin. The Annuity Date is shown on the Contract Schedule.

ANNUITY PAYMENTS	The series of payments that will be made pursuant to any Annuity Option selected.

ANNUITY OPTIONS	Options available for Annuity Payments.

ANNUITY PERIOD	The period which begins on the Annuity Date and ends with the last Annuity Payment.

ANNUITY SERVICE CENTER	The office indicated on the Contract Schedule of this Contract, or other location(s) specified by the Company to which notices, requests and Purchase Payments must be sent. All sums payable by the Company under this Contract are payable only from the Annuity Service Center, or other location(s) specified by the Company.

ANNUITY UNIT	A unit of measure used to determine the amount of each Variable Annuity Payment after the Annuity Date.

BENEFICIARY	The person(s) or entity(ies) designated to receive the death benefit provided by this Contract.

CONTRACT ANNIVERSARY	An anniversary of the Issue Date of this Contract

CONTRACT SCHEDULE DATE	The effective date of any Contract Schedule. A Contract Schedule bearing the latest Schedule Date will supersede all previous Contract Schedules.

CONTRACT OWNER	The person(s) or entity(ies) entitled to the ownership rights stated in this Contract.

TMLS	5	[09-01]

CONTRACT VALUE	The sum of the Contract Owner’s interest in the Sub-Accounts of the Separate Account during the Accumulation Period.

CONTRACT YEAR	The first Contract Year is the annual period which begins on the Issue Date. Subsequent Contract Years begin on each anniversary of the Issue Date.

ELIGIBLE INVESTMENT	An investment entity shown on the Contract Schedule into which assets of the Separate Account will be invested.

FIXED ANNUITY	A series of payments made during the Annuity Period which are guaranteed as to dollar amount by the Company.

GENERAL ACCOUNT	The Company’s general investment account which contains all the assets of the Company with the exception of the Separate Account and other segregated asset accounts.

ISSUE DATE	The date on which this Contract became effective.

NET PURCHASE	A Purchase Payment less any Premium Tax assessed by any state or PAYMENT other jurisdiction.

PREMIUM TAX	A tax imposed by certain states and other jurisdictions when a Purchase Payment is made, when Annuity Payments begin, or when the Contract is surrendered.

PURCHASE PAYMENT	During the Accumulation Period, a payment made by or on behalf of a Contract Owner with respect to this Contract.

RIDER EFFECTIVE	The effective date of any Rider as indicated on the Contract Schedule.

SEPARATE ACCOUNT DATE	The Company’s Separate Account(s) designated on the Contract Schedule.

SERIES	A segment of an Eligible Investment which constitutes a separate and distinct class of shares into which assets of a Sub-Account will be invested.

SUB-ACCOUNT	Separate Account assets are divided into Sub-Accounts which are listed on the Contract Schedule. Assets of each Sub-Account will be invested in shares of an Eligible Investment or a Series of an Eligible Investment.

VALUATION DATE	Each day on which the Company, the New York Stock Exchange (“NYSE”)and the Eligible Investments are open for business.

VALUATION PERIOD	The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

TMLS	6	[09-01]

VARIABLE ANNUITY	An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Separate Account.

WRITTEN REQUEST	A request in writing, in a form satisfactory to the Company, which is received by the Annuity Service Center.

TMLS	7	[09-01]

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS

The initial Purchase Payment is due on the Issue Date. The minimum and maximum subsequent and total Purchase Payments are shown on the Contract Schedule. The Company reserves the right to reject any Purchase Payment.

SUBSEQUENT PURCHASE PAYMENTS

Subject to the minimum subsequent and maximum total shown on the Contract Schedule, the Contract Owner may make subsequent Purchase Payments.

ALLOCATION OF PURCHASE PAYMENTS

The allocation of the initial Net Purchase Payment is made in accordance with the selection made by the Contract Owner at the time the Contract is issued. Unless otherwise changed by Written Request by the Contract Owner, subsequent Net Purchase Payment(s) are allocated in the same manner as the initial Net Purchase Payment. Allocation of the Net Purchase Payments is subject to the Allocation Guidelines shown on the Contract Schedule. The Company has reserved the right to allocate initial Purchase Payments to the Money Market Sub-Account until the expiration of the Right to Examine Contract period.

SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT

The Separate Account is designated on the Contract Schedule and consists of assets set aside by the Company, which are kept separate from that of the general assets and all other separate account assets of the Company. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business the Company may conduct.

The Separate Account assets are divided into Sub-Accounts. The Sub-Accounts which are available under this Contract are listed in the Contract Schedule. The assets of the Sub-Accounts are allocated to the Eligible Investment(s) and the Series, if any, within an Eligible Investment shown on the Contract Schedule. The Company may, from time to time, add additional Eligible Investments or Series to those shown on the Contract Schedule. The Contract Owner may be permitted to transfer Contract Values or allocate Net Purchase Payments to the additional Eligible Investments or Series. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by the Company.

Should the shares of any such Eligible Investment(s) or any Series within an Eligible Investment become unavailable for investment by the Separate Account, or the Company deems further investment in these shares inappropriate, the Company may limit further purchase of such shares or may substitute shares of another Eligible Investment or Series for shares already purchased under this Contract.

TMLS	8	[09-01]

VALUATION OF ASSETS

The assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company.

ACCUMULATION UNITS

During the Accumulation Period, Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Sub-Accounts of the Separate Account as a result of Purchase Payments, withdrawals, transfers, or fees and charges. The Company will determine the number of Accumulation Units of a Sub-Account purchased or cancelled once it receives the necessary information to completely process the transaction. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Sub-Account by the dollar value of one Accumulation Unit of the Sub-Account as of the end of the Valuation Period during which the request for the transaction is received at the Annuity Service Center.

ACCUMULATION UNIT VALUE

The Accumulation Unit Value for each Sub-Account was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Sub-Account are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Sub-Account for the current Valuation Period.

The Net Investment Factor for each Sub-Account is determined by dividing A by B and subtracting C where:

A is	(i) the net asset value per share of the Eligible Investment or Series of an Eligible Investment held by the Sub-Account for the current Valuation Period; plus

(ii) any dividend per share declared on behalf of such Eligible Investment or Series that has an ex-dividend date within the current Valuation Period; less

(iii) the cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the operation or maintenance of the Sub-Account.

B is	the net asset value per share of the Eligible Investment or Series of an Eligible Investment held by the Sub-Account for the immediately preceding Valuation Period.

C is	the cumulative unpaid charge for the Mortality and Expense Risk Charge, and the Administrative Charge which are shown on the Contract Schedule.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

TMLS	9	[09-01]

MORTALITY AND EXPENSE RISK CHARGE

Each Valuation Period, the Company deducts a Mortality and Expense Risk Charge from each Sub-Account of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Contract.

ADMINISTRATIVE CHARGE

Each Valuation Period, the Company deducts an Administrative Charge from each Sub-Account of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Administrative Charge compensates the Company for the costs associated with the administration of this Contract and the Separate Account.

MORTALITY AND EXPENSE GUARANTEE

The Company guarantees that the Annuity Rates after the first Annuity Payment will not be affected by variations in mortality experience.

ANNUAL CONTRACT MAINTENANCE CHARGE

DEDUCTION FOR ANNUAL CONTRACT MAINTENANCE CHARGE

The Company deducts an Annual Contract Maintenance Charge from the Contract Value or Annuity Payments to reimburse it for expenses relating to maintenance of this Contract. The Annual Contract Maintenance Charge is shown on the Contract Schedule.

TRANSFER PROVISIONS

TRANSFERS DURING THE ACCUMULATION PERIOD

Subject to any limitations imposed by the Company on the number of transfers, shown on the Contract Schedule, that can be made during the Accumulation Period, the Contract Owner may transfer all or part of the Contract Owner’s interest in a Sub-Account by Written Request without the imposition of any fee or charge if there have been no more than the number of free transfers shown on the Contract Schedule. All transfers are subject to the following:

1.	If more than the number of free transfers have been made, the Company will deduct a Transfer Fee, shown on the Contract Schedule, for each subsequent transfer permitted. The Transfer Fee will be deducted from the Contract Owner’s interest in the Sub-Account from which the transfer is made. However, if the Contract Owner’s entire interest in a Sub-Account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. If Contract Values are being transferred from more than one Sub-Account, any Transfer Fee will be allocated to those Sub-Accounts on a pro-rata basis in proportion to the amount transferred from each Sub-Account.

TMLS	10	[09-01]

2.	The minimum amount which can be transferred is shown on the Contract Schedule. The minimum amount which must remain in a Sub-Account is shown on the Contract Schedule.

3.	The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If the Contract Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Contract Owner’s instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the Written Request for transfer is received at the Annuity Service Center.

TRANSFERS DURING THE ANNUITY PERIOD

During the Annuity Period, the Contract Owner may make transfers, by Written Request, as follows:

1.	The Contract Owner may make transfers between Sub-Accounts, subject to any limitations imposed by the Company on the number of transfers, shown on the Contract Schedule, that can be made. If more than the number of free transfers have been made, the Company will deduct a Transfer Fee, shown on the Contract Schedule, for each subsequent transfer permitted. The Transfer Fee will be deducted from the next payment to be made.

2.	The Contract Owner may, once each Contract Year, make a transfer from one or more Sub-Accounts to the General Account. The Contract Owner may not make a transfer from the General Account to the Separate Account.

3.	Transfers between Sub-Accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units of the Sub-Account to which the transfer is made, so that the next Annuity Payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, Annuity Payments will reflect changes in the value of the new Annuity Units.

The amount transferred to the General Account from a Sub-Account will be based on the value of the payments being transferred from that Sub-Account. Transfers to the General Account will be made by converting the Annuity Units being transferred to purchase fixed Annuity Payments under the Annuity Option in effect and based on the Age of the Annuitant at the time of the transfer.

4.	The minimum amount which can be transferred is shown on the Contract Schedule. The minimum amount which must remain in a Sub-Account is shown on the Contract Schedule. The minimum transfer amount and the minimum amount remaining are based on the value of the payments, the Annuity Option in effect and the Age of the Annuitant at the time of the transfer.

5.	The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

TMLS	11	[09-01]

If the Contract Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Contract Owner’s instructions. All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Center.

WITHDRAWAL PROVISIONS

WITHDRAWAL

During the Accumulation Period, the Contract Owner may, upon Written Request, make a total or partial withdrawal of the Contract Withdrawal Value. The Contract Withdrawal Value is:

1.	the Contract Value as of the end of the Valuation Period during which a Written Request for a withdrawal is received; less

2.	any applicable Premium Taxes not previously deducted; less

3.	the Contingent Deferred Sales Charge, if any; less

4.	the Withdrawal Charge, if any; less

5.	the Annual Contract Maintenance Charge, if any; less

6.	any Purchase Payments credited to the Contract when based upon payments that have not cleared the drawer bank.

A withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-Account in the ratio that the Contract Owner’s interest in the Sub-Account bears to the total Contract Value. The Contract Owner must specify by Written Request in advance which Sub-Account Units are to be canceled if other than the above method is desired. If the Contract Owner makes a total withdrawal, all of the Contract Owner’s rights and interests in the Contract will terminate.

The Company will pay the amount of any withdrawal within seven (7) calendar days of receipt of a request in good order unless the Suspension or Deferral of Payments Provision is in effect.

Each partial withdrawal must be for an amount which is not less than the minimum amount shown on the Contract Schedule. The Contract Value which must remain in the Contract after a partial withdrawal is shown on the Contract Schedule. The Company reserves the right to limit the number of partial withdrawals that can be made from a Contract. The current number of partial withdrawals permitted is shown on the Contract Schedule.

CONTINGENT DEFERRED SALES CHARGE

A Contingent Deferred Sales Charge (CDSC) may be deducted in the event of a withdrawal of all or a portion of the Contract Value. The Free Withdrawal Amount is an amount which is not subject to the CDSC. The CDSC and Free Withdrawal Amounts are shown on the Contract Schedule.

TMLS	12	[09-01]

WITHDRAWAL CHARGE

A service fee (Withdrawal Charge) may be deducted in the event of a withdrawal. The Withdrawal Charge is shown on the Contract Schedule.

PROCEEDS PAYABLE ON DEATH

DEATH OF CONTRACT OWNER DURING THE ACCUMULATION PERIOD

Upon the death of the Contract Owner or a Joint Contract Owner during the Accumulation Period, the death benefit will be paid to the Beneficiary designated by the Contract Owner. Upon the death of a Joint Contract Owner, the surviving Joint Contract Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a Contingent Beneficiary.

A Beneficiary may request that the death benefit be paid under one of the Death benefit payout options below. If the primary Beneficiary is the spouse of the Contract Owner, he or she may elect to continue the Contract at the then current Death Benefit Amount in his or her own name and exercise all the Contract Owner’s rights under the Contract. The right to continue the Contract by a surviving spouse can only be exercised once while the Contract is in effect. If no election is made within 60 days of receipt of due proof of death, the surviving spouse will be considered to have continued the Contract in his or her own name.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD

The death benefit during the Accumulation Period will be the Contract Value determined and paid as of the end of the Valuation Period during which the Company receives both due proof of death and an election of the payment method.

DEATH BENEFIT PAYOUT OPTIONS DURING THE ACCUMULATION PERIOD

A non-spousal Beneficiary must elect the death benefit to be paid under one of the following options in the event of the death of the Contract Owner during the Accumulation Period:

Option 1 -	lump sum payment of the death benefit; or

Option 2 -	payment of the entire death benefit within 5 years of the date of the death of the Contract Owner; or

Option 3 -	payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Contract Owner or any Joint Contract Owner.

TMLS	13	[09-01]

Any portion of the death benefit not applied under Option 3 within one year of the date of the Contract Owner’s death must be distributed within five years of the date of death.

A spousal Beneficiary may elect to continue the Contract in his or her own name, or elect option 1 or 3 above.

If a lump sum payment is requested, the amount will be paid within seven (7) calendar days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments Provision is in effect.

Payment to the Beneficiary, other than in a lump sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death by the Company.

DEATH OF CONTRACT OWNER DURING THE ANNUITY PERIOD

If the Contract Owner or a Joint Contract Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Contract Owner’s death. Upon the death of a Contract Owner during the Annuity Period, the Beneficiary becomes the Contract Owner.

DEATH OF ANNUITANT

Upon the death of the Annuitant, who is not a Contract Owner, during the Accumulation Period, the Contract Owner may designate a new Annuitant, subject to the Company’s underwriting rules then in effect. If no designation is made within 30 days of the death of the Annuitant, the Contract Owner will become the Annuitant. If the Contract Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Contract Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant on or after the Annuity Date, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant’s death.

PAYMENT OF DEATH BENEFIT

The Company will require due proof of death before any death benefit is paid. Due proof of death will be:

1.	a certified death certificate; or

2.	a certified decree of a court of competent jurisdiction as to the finding of death; or

3.	any other proof satisfactory to the Company.

All death benefits will be paid in accordance with applicable laws or regulations governing death benefit payments.

TMLS	14	[09-01]

BENEFICIARY

The Beneficiary designation in effect on the Issue Date will remain in effect until changed. Unless the Contract Owner provides otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

1.	to the Primary Beneficiary(ies) who survive the Contract Owner’s and/or the Annuitant’s death, as applicable; or if there are none

2.	to the Contingent Beneficiary(ies) who survive the Contract Owner’s and/or the Annuitant’s death, as applicable; or if there are none

3.	to the estate of the Contract Owner.

In the event no Beneficiary designation is on record at the time of death, the beneficiary will be the estate of the Contract Owner. Beneficiaries may be named irrevocably. A change of Beneficiary requires the consent of any irrevocable Beneficiary. If an irrevocable Beneficiary is named, the Contract Owner retains all other contractual rights.

CHANGE OF BENEFICIARY

Subject to the rights of any irrevocable Beneficiary(ies), the Contract Owner may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). Any change must be made by Written Request. The change will take effect as of the date the notice is signed. The Company will not be liable for any payment made or action taken before it records the change.

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

The Company reserves the right to suspend or postpone payments for a withdrawal or transfer for any period when:

1.	the New York Stock Exchange is closed (in addition to customary weekend and holiday closings);

2.	trading on the New York Stock Exchange is restricted;

3.	an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account’s net assets; or

4.	during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Contract Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in 2 and 3 exist.

TMLS	15	[09-01]

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

ANNUITANT

The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by the Contract Owner at the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person. Any change of Annuitant is subject to the Company’s underwriting rules then in effect.

CONTRACT OWNER

The Contract Owner has all rights under this Contract. The Contract Owner is designated as such on the Issue Date, unless changed.

The Contract Owner may change owners at any time prior to the Annuity Date by Written Request. A change of Contract Owner will automatically revoke any prior designation of Contract Owner. The change will become effective as of the date the Written Request is signed. A new designation of Contract Owner will not apply to any payment made or action taken by the Company prior to the time it was received.

JOINT CONTRACT OWNERS

The Contract can be owned by Joint Contract Owners. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request.

If the Contract is owned by Joint Contract Owners, the Age of the oldest Joint Contract Owner will be used to determine all applicable benefits.

Both Joint Contract Owner signatures will be required to exercise any contractual right.

ASSIGNMENT OF THE CONTRACT

A Written Request by the Contract Owner specifying the terms of an assignment of this Contract must be provided to the Annuity Service Center. Until the Written Request is received, the Company will not be required to take notice of or be responsible for any transfer of interest in this Contract by assignment, agreement, or otherwise.

The Company will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with the Company’s consent.

If this Contract is assigned, the Contract Owner’s rights may only be exercised with the consent of the assignee of record.

TMLS	16	[09-01]

GENERAL PROVISIONS

THE CONTRACT

The entire Contract consists of this Contract, the application if any, and any riders, amendments or endorsements attached to this Contract.

CONTRACT CHANGES BY THE COMPANY

The Company reserves the right to amend this Contract to meet the requirements of any applicable federal or state laws or regulations, or as otherwise provided in this Contract. The Company will notify the Contract Owner in writing of such amendments.

Any changes to this Contract by the Company must be signed by an authorized officer of the Company. Agents of the Company have no authority to alter or modify any of the terms, conditions, agreements of this Contract, or to waive any of its provisions.

CONTRACT CHANGES BY THE CONTRACT OWNER

The Contract Owner may, subject to the Company’s underwriting rules then in effect and in accordance with the provisions of this Contract, by Written Request:

1.	change the Contract Owner;

2.	change the Annuity Date and/or the Annuity Option at any time up to thirty (30) calendar days before the current Annuity Date, provided the Annuitant is then living;

3.	change the Beneficiary; or

4.	change the Annuitant, prior to the Annuity Date.

A change of Annuitant, Annuity Date and Annuity Option will take effect on the date the Written Request is received.

The Company will not be responsible for the tax consequences of any Contract Owner change.

TMLS	17	[09-01]

CONTRACT TERMINATION

This Contract will terminate upon the occurrence of any of the following events:

1.	the date of the last Annuity Payment;

2.	the date payment is made of the entire Contract Value;

3.	the date of the last death benefit payment to the last Beneficiary;

4.	the date the Contract is returned under the Right to Examine Contract provision.

In addition, the Company reserves the right to terminate this Contract if:

•	No Purchase Payment has been made for at least two consecutive years measured from the date we received the last Purchase Payment; and

•	Each of the following amounts is less than $2,000 on the date we send notice of our election to terminate this Contract:

1.	The Contract Value less any Premium Tax deducted;

2.	The Contract Withdrawal Value; and

3.	The sum of all Purchase Payments made into the Contract adjusted for any partial withdrawals.

If the Company exercises this right, a written notice of termination will be sent to the Contract Owner at the last known address shown in our records. This notice will state that the Contract will terminate 30 days after we have mailed the notice unless we receive a Purchase Payment that brings the Contract Value (less any Premium Tax) to at least $2,000 before that time. If the Contract is terminated pursuant to the reserved right to terminate this Contract, we will pay the Contract Withdrawal Value to the Contract Owner.

INCONTESTABILITY

The Company cannot contest this Contract during the lifetime of the Contract Owner or Annuitant after it has been in force for a period of two years from the Issue Date.

MISSTATEMENT OF AGE OR SEX

If the Annuitant’s Age or sex has been incorrectly stated, the Annuity Payment payable will be that which the Contract Value, reduced by any applicable Premium Tax, Annual Contract Maintenance Charge, and Contingent Deferred Sales Charge, would have purchased at the correct Age and sex. After correction, the Annuitant will receive the sum of any underpayments made by the Company within thirty (30) calendar days. The amount of any overpayments made by the Company will be charged against the payment(s) following the correction. For any other Contract Value for which Age or sex has been incorrectly stated, such values will be adjusted to reflect the correct Age and sex.

TMLS	18	[09-01]

NON-BUSINESS DAYS

If the due date or Valuation Date for any activity required by the Contract falls on a non-business day for the Company, performance will be rendered on the first business day following such due date or Valuation Date.

NON-PARTICIPATING

This Contract is non-participating and will not share in any surplus earnings of the Company. No dividends are payable on this Contract.

PROTECTION OF PROCEEDS

To the extent permitted by law, all payments under this Contract shall be free from legal process and the claim of any creditor if the person is entitled to them under this Contract. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless the Company receives the Contract Owner’s written consent.

REGULATORY REQUIREMENTS

All values payable under this Contract will not be less than the minimum benefits required by the laws and regulations of the state for which the Contract is issued.

REPORTS

Each year the Company will provide to the Contract Owner an accounting of Purchase Payments, transfers, withdrawals, charges applicable to this Contract, and any other information required under state or federal law.

PREMIUM AND OTHER TAXES

Any Premium Taxes relating to this Contract may be deducted from the Purchase Payments or Contract Value when incurred. The Company will, in its sole discretion, determine when Premium Taxes have resulted from the investment experience of the Separate Account, receipt by the Company of the Purchase Payments, or commencement of Annuity Payments. The Company may, at its sole discretion, pay such Premium Taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date.

The Company will deduct any withholding taxes required by applicable law. The Company reserves the right to establish a provision for federal income taxes if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient.

TMLS	19	[09-01]

ANNUITY PROVISIONS

ANNUITY GUIDELINES

Once the Contract reaches the Annuity Date, the following guidelines apply:

1.	The Contract Owner may elect to have all or part of the Contract Value applied to provide a Variable Annuity, a Fixed Annuity, or a combination Fixed and Variable Annuity. If a combination is elected, the Contract Owner must specify what part of the Contract Value is to be applied to the Fixed and Variable options.

2.	The amount applied to an Annuity Option on the Annuity Date, excluding any death benefit proceeds applied to an Annuity Option, is equal to the Contract Value minus any applicable Premium Tax, Annual Contract Maintenance Charge and Contingent Deferred Sales Charge shown on the Contract Schedule.

3.	The minimum amount that may be applied under any Annuity Option, and the minimum periodic Annuity Payment allowed, are set forth on the Contract Schedule in the Annuity Guideline Parameters.

4.	The Contract Owner may select an Annuity Date at the Issue Date. The Contract Owner may change the Annuity Date at any time up to thirty (30) calendar days prior to the current Annuity Date by Written Request. Any Annuity Date selected is subject to the Annuity Guideline Parameters set forth on the Contract Schedule.

5.	If no Annuity Option has been chosen at least thirty (30) calendar days before the Annuity Date, the Company will make payments to the Annuitant under Option B, with 10 years of payments guaranteed. Unless specified otherwise, the Contract Value shall be used to provide a Variable Annuity.

ANNUITY PAYMENTS

The Company will make Annuity Payments beginning on the Annuity Date, provided no death benefit has become payable and the Contract Owner has by Written Request selected an available Annuity Option and payment schedule. Except as otherwise agreed to by the Contract Owner and the Company, Annuity Payments will be payable monthly. The Annuity Option and frequency of Annuity Payments may not be changed by the Contract Owner after Annuity Payments begin. Unless the Contract Owner specifies otherwise, the payee of the Annuity Payments shall be the Annuitant.

If the amount of the Annuity Payment will depend on the Age or sex of the Annuitant, the Company reserves the right to ask for satisfactory proof of the Annuitant’s (or Joint Annuitant’s, if any) Age and sex. The Company reserves the right to delay Annuity Payments until acceptable proof is received.

TMLS	20	[09-01]

FIXED ANNUITY

A Fixed Annuity provides for payments which do not fluctuate based on investment performance.

The Fixed Annuity shall be determined by applying the Annuity Purchase Rates set forth in the Fixed Annuity Rate Tables below to the portion of the Contract Value allocated to the Fixed Annuity Option selected by the Contract Owner.

VARIABLE ANNUITY

A Variable Annuity provides for payments which may fluctuate based on the investment performance of the Sub-Accounts of the Separate Account. Variable Annuity Payments will be based on the allocation of the Contract Value among the Sub-Accounts.

ANNUITY UNITS AND PAYMENTS

The dollar amount of each Variable Annuity payment depends on the number of Annuity Units credited to that Annuity Option, and the value of those Units. The number of Annuity Units is determined as follows:

1.	The number of Annuity Units credited in each Sub-Account will be determined by dividing the product of the portion of the Contract Value to be applied to the Sub-Account and the Annuity Purchase Rate by the value of one Annuity Unit in that Sub-Account on the Annuity Date. The purchase rates are set forth in the Variable Annuity Rate Tables.

2.	For each Sub-Account, the amount of each Annuity Payment equals the product of the Annuitant’s number of Annuity Units and the Annuity Unit Value on the payment date. The amount of each payment may vary.

ANNUITY UNIT VALUE

The value of any Annuity Unit for each Sub-Account of the Separate Account was arbitrarily set initially at $10.

The Sub-Account Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:

1.	The Net Investment Factor for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-Account for the immediately preceding Valuation Period.

2.	The result in (1) is then divided by an assumed investment factor. The assumed investment rate factor equals 1.00 plus the assumed investment rate for the number of days since the preceding Valuation Date. The assumed investment rate is based on an effective annual rate of 4%.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

TMLS	21	[09-01]

ANNUITY OPTIONS

The Contract Owner may choose periodic fixed and/or variable Annuity Payments under any of the Annuity Options described below. The Company may consent to other plans of payment in addition to those described.

The following Annuity Options are available:

Annuity Option A - Life Income

Periodic payments will be made as long as the Annuitant lives.

Annuity Option B - Life Income with Period Certain

Periodic payments will be made for a guaranteed period, or as long as the Annuitant lives, whichever is longer. The guaranteed period may be five (5), ten (10) or twenty (20) years. If the Beneficiary does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the guaranteed annuity payments remaining commuted and paid in a lump sum.

Annuity Option C - Joint and Last Survivor Annuity

Periodic payments will be made during the joint lifetime of two Annuitants continuing in the same amount during the lifetime of the surviving Annuitant.

Annuity Option D - Joint and 2/3 Survivor Annuity

Periodic payments will be made during the joint lifetime of two Annuitants. Payments will continue during the lifetime of the surviving Annuitant and will be computed on the basis of two-thirds of the annuity payment (or Units) in effect during the joint lifetime.

Annuity Option E - Period Certain Annuity

Periodic payments will be made for a specified period. The specified period must be at least five (5) years and cannot be more than thirty (30) years. If the Contract Owner does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the remaining payments commuted and paid in a lump sum or as an Annuity Option purchased at the date of such election.

TMLS	22	[09-01]

ANNUITY RATES

FIXED ANNUITY RATES

Notes to Tables

Table 1 - Annuity Options A and B

Table 2 - Annuity Option C

Table 3 - Annuity Option D

Table 4 - Annuity Option E

Note 1:	If the single premium immediate annuity rates offered by the Company and designated by the Company for this purpose on the Annuity Date are more favorable than the minimum guaranteed rates used to develop Tables 1, 2, 3 or 4, those rates will be used.

Note 2:	The 1983 Table “a” mortality table, projected to the year 2040 with 100% of Projection Scale G for males and 80% of Projection Scale G for females, applies to all Annuity Options which include life contingent payments. Where applicable, unisex mortality rates and projection factors are based on a 30%/70% male/female weighting.

Note 3:	The Annuity Option rates shown in Tables 1, 2, 3, and 4 are based on an effective annual interest rate of 2%.

Note 4:	Rates will be determined based on the age(s) of any Annuitant(s) on his/her birthday nearest the Annuity Date. The following tables show Annuity Option rates based on age nearest birthday.

Note 5:	The purchase rate for any age or combination of ages not shown in the tables below will be calculated on the same basis as the payments for those shown and may be obtained by Written Request.

TMLS	23	[09-01]

FIXED ANNUITY RATES

TABLE 1 - OPTIONS A & B

MONTHLY PAYMENT PER $1,000

MALE					FEMALE
Age	Life Only	Years Certain & Life			Life Only	Years Certain & Life			Age
		5	10	20		5	10	20
50	3.17	3.17	3.16	3.12	2.98	2.98	2.98	2.96	50
51	3.23	3.22	3.21	3.17	3.03	3.03	3.03	3.00	51
52	3.28	3.28	3.27	3.22	3.08	3.08	3.07	3.05	52
53	3.34	3.34	3.33	3.27	3.13	3.13	3.12	3.10	53
54	3.41	3.40	3.39	3.33	3.19	3.18	3.18	3.15	54
55	3.47	3.47	3.45	3.38	3.24	3.24	3.23	3.20	55
56	3.54	3.54	3.52	3.44	3.30	3.30	3.29	3.25	56
57	3.62	3.61	3.59	3.50	3.37	3.36	3.35	3.31	57
58	3.69	3.69	3.67	3.56	3.43	3.43	3.42	3.36	58
59	3.78	3.77	3.75	3.62	3.50	3.50	3.49	3.42	59
60	3.86	3.86	3.83	3.68	3.58	3.57	3.56	3.48	60
61	3.96	3.95	3.92	3.75	3.65	3.65	3.63	3.55	61
62	4.05	4.04	4.01	3.81	3.74	3.73	3.71	3.61	62
63	4.16	4.15	4.10	3.88	3.82	3.82	3.80	3.68	63
64	4.27	4.25	4.20	3.95	3.92	3.91	3.89	3.75	64
65	4.39	4.37	4.31	4.02	4.02	4.01	3.98	3.82	65
66	4.51	4.49	4.42	4.09	4.12	4.11	4.08	3.90	66
67	4.65	4.62	4.54	4.16	4.23	4.22	4.18	3.97	67
68	4.79	4.76	4.66	4.23	4.35	4.34	4.29	4.04	68
69	4.94	4.90	4.79	4.30	4.48	4.46	4.41	4.12	69
70	5.10	5.06	4.92	4.36	4.61	4.60	4.53	4.19	70
71	5.26	5.21	5.06	4.43	4.76	4.74	4.66	4.27	71
72	5.44	5.38	5.20	4.49	4.92	4.89	4.80	4.34	72
73	5.63	5.56	5.35	4.55	5.09	5.06	4.95	4.41	73
74	5.83	5.75	5.50	4.61	5.27	5.23	5.10	4.48	74
75	6.04	5.94	5.66	4.66	5.46	5.42	5.26	4.54	75
76	6.26	6.15	5.82	4.71	5.67	5.61	5.42	4.60	76
77	6.51	6.38	5.98	4.75	5.89	5.82	5.59	4.66	77
78	6.76	6.61	6.16	4.80	6.13	6.05	5.77	4.71	78
79	7.04	6.86	6.33	4.83	6.39	6.28	5.95	4.76	79
80	7.34	7.12	6.51	4.87	6.66	6.54	6.14	4.80	80
81	7.65	7.39	6.69	4.90	6.96	6.81	6.33	4.84	81
82	7.99	7.68	6.87	4.93	7.28	7.09	6.53	4.88	82
83	8.35	7.98	7.05	4.95	7.62	7.40	6.72	4.91	83
84	8.73	8.30	7.22	4.97	7.99	7.72	6.92	4.94	84
85	9.14	8.64	7.39	4.99	8.39	8.05	7.10	4.96	85

TMLS	24	[09-08]

FIXED ANNUITY RATES

TABLE 2 - OPTION C

MONTHLY PAYMENT PER $1,000

MALE / FEMALE - JOINT AND LAST SURVIVOR ANNUITY

MALE AGE	FEMALE AGE										MALE AGE
	40	45	50	55	60	65	70	75	80	85
40 45 50 55 60 65 70 75 80 85	2.46 2.51 2.54 2.57 2.58 2.60 2.60 2.61 2.61 2.61	2.53 2.59 2.65 2.69 2.72 2.74 2.76 2.77 2.77 2.77	2.58 2.68 2.76 2.83 2.88 2.92 2.94 2.96 2.97 2.98	2.63 2.75 2.86 2.96 3.05 3.11 3.16 3.19 3.21 3.23	2.67 2.80 2.94 3.09 3.22 3.33 3.42 3.48 3.52 3.54	2.69 2.84 3.02 3.20 3.38 3.55 3.70 3.81 3.89 3.95	2.71 2.88 3.07 3.29 3.53 3.77 4.00 4.20 4.35 4.46	2.72 2.90 3.11 3.36 3.64 3.96 4.30 4.61 4.89 5.10	2.73 2.91 3.13 3.40 3.73 4.11 4.55 5.01 5.45 5.84	2.73 2.92 3.15 3.43 3.78 4.22 4.75 5.35 6.00 6.64	40 45 50 55 60 65 70 75 80 85

MALE / FEMALE - JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEARS CERTAIN

MALE AGE	FEMALE AGE										MALE AGE
	40	45	50	55	60	65	70	75	80	85
40 45 50 55 60 65 70 75 80 85	2.46 2.51 2.54 2.57 2.58 2.60 2.60 2.61 2.61 2.61	2.53 2.59 2.65 2.69 2.72 2.74 2.76 2.77 2.77 2.77	2.58 2.68 2.76 2.83 2.88 2.92 2.94 2.96 2.97 2.97	2.63 2.75 2.86 2.96 3.05 3.11 3.16 3.19 3.21 3.22	2.67 2.80 2.94 3.09 3.22 3.33 3.41 3.47 3.51 3.54	2.69 2.84 3.02 3.20 3.38 3.55 3.70 3.81 3.89 3.93	2.71 2.88 3.07 3.29 3.52 3.77 4.00 4.19 4.33 4.43	2.72 2.90 3.11 3.35 3.64 3.96 4.28 4.59 4.85 5.04	2.73 2.91 3.13 3.40 3.72 4.10 4.53 4.96 5.37 5.70	2.73 2.92 3.15 3.43 3.77 4.20 4.71 5.26 5.83 6.33	40 45 50 55 60 65 70 75 80 85

TMLS	25	[09-08]

FIXED ANNUITY RATES

TABLE 3 - OPTION D

MONTHLY PAYMENT PER $1,000

MALE / FEMALE - JOINT AND 2/3 SURVIVOR ANNUITY

MALE AGE	FEMALE AGE										MALE AGE
	40	45	50	55	60	65	70	75	80	85
40 45 50 55 60 65 70 75 80 85	2.60 2.67 2.75 2.83 2.92 3.01 3.12 3.22 3.33 3.43	2.68 2.76 2.85 2.94 3.04 3.15 3.27 3.38 3.50 3.62	2.76 2.86 2.96 3.07 3.19 3.31 3.44 3.58 3.71 3.84	2.85 2.96 3.08 3.21 3.35 3.50 3.65 3.81 3.97 4.12	2.94 3.07 3.21 3.36 3.53 3.71 3.90 4.09 4.28 4.47	3.04 3.19 3.35 3.53 3.73 3.96 4.19 4.43 4.67 4.90	3.15 3.31 3.50 3.71 3.95 4.23 4.53 4.83 5.15 5.45	3.28 3.45 3.66 3.90 4.19 4.52 4.90 5.30 5.72 6.14	3.40 3.59 3.82 4.10 4.43 4.83 5.30 5.82 6.39 6.97	3.53 3.74 3.99 4.30 4.67 5.14 5.71 6.36 7.11 7.91	40 45 50 55 60 65 70 75 80 85

MALE /FEMALE - JOINT AND 2/3 SURVIVOR ANNUITY WITH 10 YEARS CERTAIN

MALE AGE	FEMALE AGE										MALE AGE
	40	45	50	55	60	65	70	75	80	85
40 45 50 55 60 65 70 75 80 85	2.60 2.67 2.75 2.83 2.91 3.00 3.09 3.18 3.26 3.33	2.68 2.76 2.85 2.94 3.03 3.14 3.24 3.34 3.43 3.51	2.76 2.85 2.96 3.06 3.18 3.29 3.41 3.53 3.63 3.72	2.84 2.95 3.07 3.20 3.34 3.48 3.62 3.75 3.87 3.97	2.94 3.06 3.20 3.35 3.52 3.69 3.86 4.02 4.17 4.29	3.03 3.18 3.34 3.51 3.71 3.92 4.14 4.34 4.53 4.68	3.14 3.30 3.48 3.68 3.92 4.18 4.45 4.72 4.96 5.16	3.25 3.42 3.62 3.86 4.13 4.44 4.78 5.13 5.45 5.72	3.35 3.54 3.76 4.02 4.33 4.70 5.11 5.54 5.97 6.34	3.44 3.64 3.87 4.15 4.50 4.91 5.39 5.91 6.44 6.91	40 45 50 55 60 65 70 75 80 85

TMLS	26	[09-08]

FIXED ANNUITY RATES

TABLE 4 - OPTION E

MONTHLY PAYMENT PER $1000

YEARS	MONTHLY INCOME
5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30	$17.49 14.72 12.74 11.25 10.10 9.18 8.42 7.80 7.26 6.81 6.42 6.07 5.77 5.50 5.26 5.04 4.85 4.67 4.51 4.36 4.22 4.10 3.98 3.87 3.77 3.68

TMLS	27	[09-07]

ANNUITY RATES

VARIABLE ANNUITY RATES

Notes to Tables

Table 5 - Annuity Options A and B

Table 6 - Annuity Option C

Table 7 - Annuity Option D

Table 8 - Annuity Option E

Note 1:	The 1983 Table “a” mortality table, projected to the year 2025 with Projection Scale G, applies to all Annuity Options which include life contingent payments. Where applicable, unisex mortality rates and projection factors are based on a 30%/70% male/female weighting.

Note 2:	The Annuity Option rates shown in Tables 5, 6, 7 and 8 are based on an assumed effective annual interest rate of 4%.

Note 3:	Rates will be determined based on the age(s) of any Annuitant(s) on his/her birthday nearest the Annuity Date. The following tables show Annuity Option rates based on age nearest birthday.

Note 4:	The purchase rate for any age or combination of ages not shown in the tables below will be calculated on the same basis as the payments for those shown and may be obtained by Written Request.

TMLS	28	[09-07]

VARIABLE ANNUITY RATES

TABLE 5 - OPTIONS A & B

MONTHLY PAYMENT PER $1,000

MALE					FEMALE
Age	Life Only	Years Certain & Life			Life Only	Years Certain & Life			Age
		5	10	20		5	10	20
50	4.45	4.45	4.43	4.36	4.18	4.17	4.17	4.14	50
51	4.51	4.50	4.48	4.41	4.22	4.22	4.21	4.18	51
52	4.57	4.56	4.54	4.45	4.27	4.26	4.26	4.22	52
53	4.63	4.63	4.60	4.50	4.32	4.31	4.30	4.26	53
54	4.70	4.69	4.66	4.55	4.37	4.36	4.35	4.31	54
55	4.77	4.76	4.73	4.61	4.42	4.42	4.41	4.35	55
56	4.84	4.83	4.80	4.66	4.48	4.48	4.46	4.40	56
57	4.92	4.91	4.88	4.72	4.54	4.54	4.52	4.45	57
58	5.01	4.99	4.95	4.77	4.61	4.60	4.58	4.50	58
59	5.10	5.08	5.04	4.83	4.67	4.67	4.65	4.56	59
60	5.19	5.17	5.12	4.89	4.75	4.74	4.72	4.62	60
61	5.29	5.27	5.21	4.95	4.82	4.82	4.79	4.68	61
62	5.40	5.38	5.31	5.02	4.91	4.90	4.87	4.74	62
63	5.52	5.49	5.41	5.08	4.99	4.98	4.95	4.80	63
64	5.64	5.61	5.52	5.14	5.09	5.07	5.04	4.86	64
65	5.77	5.74	5.63	5.20	5.19	5.17	5.13	4.93	65
66	5.92	5.88	5.75	5.27	5.29	5.28	5.23	5.00	66
67	6.07	6.02	5.87	5.33	5.41	5.39	5.33	5.06	67
68	6.23	6.17	6.00	5.39	5.53	5.51	5.44	5.13	68
69	6.40	6.33	6.14	5.45	5.66	5.63	5.56	5.20	69
70	6.58	6.50	6.27	5.50	5.80	5.77	5.68	5.27	70
71	6.77	6.68	6.42	5.56	5.95	5.92	5.81	5.34	71
72	6.97	6.87	6.56	5.61	6.11	6.07	5.95	5.40	72
73	7.19	7.07	6.72	5.66	6.29	6.24	6.09	5.46	73
74	7.42	7.27	6.87	5.70	6.48	6.42	6.24	5.52	74
75	7.66	7.50	7.03	5.74	6.68	6.61	6.40	5.58	75
76	7.93	7.73	7.20	5.78	6.90	6.82	6.56	5.63	76
77	8.21	7.97	7.36	5.81	7.14	7.04	6.73	5.68	77
78	8.51	8.23	7.53	5.84	7.39	7.27	6.91	5.73	78
79	8.83	8.51	7.70	5.87	7.66	7.51	7.09	5.77	79
80	9.17	8.79	7.87	5.90	7.95	7.77	7.27	5.81	80
81	9.53	9.09	8.04	5.92	8.26	8.05	7.46	5.84	81
82	9.92	9.40	8.21	5.94	8.60	8.34	7.64	5.87	82
83	10.34	9.73	8.37	5.95	8.96	8.66	7.83	5.89	83
84	10.79	10.07	8.53	5.96	9.36	8.99	8.01	5.92	84
85	11.26	10.42	8.68	5.97	9.78	9.33	8.19	5.94	85

TMLS	29	[09-07]

VARIABLE ANNUITY RATES

TABLE 6 - OPTION C

MONTHLY PAYMENT PER $1,000

MALE / FEMALE - JOINT AND LAST SURVIVOR ANNUITY

MALE AGE	FEMALE AGE										MALE AGE
	40	45	50	55	60	65	70	75	80	85
40 45 50 55 60 65 70 75 80 85	3.71 3.74 3.77 3.79 3.81 3.82 3.83 3.83 3.84 3.84	3.77 3.82 3.86 3.90 3.93 3.95 3.96 3.97 3.98 3.98	3.82 3.89 3.96 4.02 4.07 4.10 4.13 4.15 4.16 4.16	3.87 3.96 4.06 4.15 4.22 4.29 4.33 4.36 4.39 4.40	3.91 4.03 4.15 4.28 4.39 4.50 4.58 4.64 4.68 4.71	3.94 4.08 4.23 4.40 4.57 4.73 4.87 4.98 5.05 5.11	3.96 4.12 4.30 4.50 4.73 4.96 5.19 5.38 5.53 5.63	3.98 4.15 4.35 4.59 4.87 5.19 5.52 5.83 6.10 6.31	3.99 4.17 4.39 4.66 4.98 5.38 5.82 6.29 6.73 7.12	4.00 4.18 4.41 4.70 5.06 5.52 6.08 6.71 7.37 8.02	40 45 50 55 60 65 70 75 80 85

MALE / FEMALE - JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEARS CERTAIN

MALE AGE	FEMALE AGE										MALE AGE
	40	45	50	55	60	65	70	75	80	85
40 45 50 55 60 65 70 75 80 85	3.71 3.74 3.77 3.79 3.81 3.82 3.83 3.83 3.84 3.84	3.77 3.82 3.86 3.90 3.93 3.95 3.96 3.97 3.98 3.98	3.82 3.89 3.96 4.02 4.07 4.10 4.13 4.14 4.15 4.16	3.87 3.96 4.06 4.15 4.22 4.29 4.33 4.36 4.38 4.39	3.91 4.03 4.15 4.28 4.39 4.50 4.58 4.63 4.67 4.70	3.94 4.08 4.23 4.40 4.57 4.72 4.86 4.97 5.04 5.09	3.96 4.12 4.30 4.50 4.73 4.96 5.18 5.36 5.50 5.59	3.98 4.15 4.35 4.59 4.87 5.18 5.49 5.79 6.03 6.21	3.99 4.17 4.38 4.65 4.97 5.36 5.78 6.21 6.59 6.90	4.00 4.18 4.41 4.69 5.04 5.48 6.00 6.55 7.10 7.56	40 45 50 55 60 65 70 75 80 85

TMLS	30	[09-07]

VARIABLE ANNUITY RATES

TABLE 7 - OPTION D

MONTHLY PAYMENT PER $1,000

MALE / FEMALE - JOINT AND 2/3 SURVIVOR ANNUITY

MALE AGE	FEMALE AGE										MALE AGE
	40	45	50	55	60	65	70	75	80	85
40 45 50 55 60 65 70 75 80 85	3.85 3.92 4.00 4.09 4.19 4.31 4.45 4.60 4.76 4.92	3.92 4.00 4.09 4.19 4.30 4.43 4.58 4.74 4.91 5.08	4.00 4.09 4.19 4.30 4.42 4.57 4.73 4.91 5.09 5.28	4.09 4.19 4.30 4.43 4.58 4.74 4.93 5.12 5.33 5.53	4.19 4.31 4.44 4.59 4.76 4.95 5.16 5.39 5.62 5.86	4.31 4.44 4.59 4.76 4.96 5.19 5.45 5.72 6.00 6.28	4.45 4.59 4.76 4.97 5.20 5.48 5.80 6.14 6.49 6.84	4.62 4.77 4.97 5.20 5.48 5.82 6.21 6.64 7.10 7.56	4.80 4.97 5.19 5.45 5.78 6.19 6.67 7.22 7.82 8.45	4.99 5.18 5.42 5.72 6.09 6.57 7.17 7.86 8.65 9.50	40 45 50 55 60 65 70 75 80 85

MALE/ FEMALE - JOINT AND 2/3 SURVIVOR ANNUITY WITH 10 YEARS CERTAIN

MALE AGE	FEMALE AGE										MALE AGE
	40	45	50	55	60	65	70	75	80	85
40 45 50 55 60 65 70 75 80 85	3.85 3.92 3.99 4.08 4.18 4.29 4.40 4.52 4.63 4.72	3.92 3.99 4.08 4.17 4.28 4.40 4.53 4.65 4.77 4.86	3.99 4.08 4.18 4.28 4.40 4.54 4.68 4.81 4.94 5.04	4.08 4.18 4.29 4.42 4.55 4.70 4.86 5.01 5.15 5.27	4.18 4.29 4.42 4.56 4.73 4.90 5.09 5.26 5.42 5.55	4.30 4.42 4.57 4.73 4.92 5.14 5.36 5.57 5.76 5.92	4.43 4.56 4.73 4.92 5.15 5.40 5.67 5.94 6.18 6.38	4.57 4.72 4.90 5.12 5.39 5.69 6.03 6.37 6.68 6.94	4.71 4.87 5.07 5.32 5.62 5.98 6.38 6.80 7.21 7.54	4.83 5.00 5.22 5.49 5.82 6.23 6.70 7.20 7.69 8.12	40 45 50 55 60 65 70 75 80 85

TMLS	31	[09-07]

VARIABLE ANNUITY RATES

TABLE 8 - OPTION E

MONTHLY PAYMENT PER $1000

YEARS	MONTHLY INCOME
5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30	$18.32 15.56 13.59 12.12 10.97 10.06 9.31 8.69 8.17 7.72 7.34 7.00 6.71 6.44 6.21 6.00 5.81 5.64 5.49 5.35 5.22 5.10 5.00 4.90 4.80 4.72

TMLS	32	[09-07]

Notice of Annual Meeting:

The Contract Owner is hereby notified that by virtue of this Contract he or she is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at its Home Office, in Springfield, Massachusetts, on the second Wednesday of April in each year at 2 o�clock p.m.

INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

WITH FLEXIBLE PURCHASE PAYMENTS

Non-participating

ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

TMLS	33	[09-01]